Exhibit 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD
AND RESTRICTIONS ON YOUR RIGHTS TO TRADE
EVERGY, INC. COMMON STOCK DURING THE BLACKOUT PERIOD

TO:	Directors and Executive Officers of Evergy, Inc.

FROM:	Jeffrey C. DeBruin

DATE:	October 29, 2019

The purpose of this notice is to inform you that the Evergy, Inc. (“Evergy”) Stock Fund (the “Evergy Stock Fund”) in the Westar Energy, Inc. Employees’ 401(k) Savings Plan (the “Plan”) will enter a “blackout period” to facilitate the merger of the Plan into the Evergy, Inc. 401(k) Savings Plan. During the blackout period, the Evergy Stock Fund will close to new investments and there will be a time during which transactions (including loans, withdrawals and distributions) involving the Evergy Stock Fund will not be permitted. In addition, your ability to engage in transactions involving Evergy stock is limited during the blackout period, regardless of whether you participate in the Plan or invest in Evergy stock under the Plan.

Under Securities and Exchange Commission (“SEC”) rules published pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, a director or executive officer generally may not trade Evergy’s securities that were acquired in connection with his or her service as a director or executive officer during the Plan blackout period, even if held outside the Plan. This restriction includes direct and indirect acquisitions and dispositions of any Evergy securities in which you have a pecuniary interest, such as securities held by family members.

All shares of Evergy stock held by you will be presumed to be acquired in connection with your service as a director or executive officer and subject to the trading restrictions unless (i) you can establish by specific identification that the stock was not acquired in connection with your service and (ii) this identification is consistent with the treatment of the stock for all other purposes related to the transaction (e.g., for tax purposes). The SEC rules provide a limited number of exemptions from the trading restrictions. Bona fide gifts are permitted during this time. In addition, you can enter into “Rule 10b5-1” trading plans as long as any sales do not occur during the Plan blackout period, and sales under Rule 10b5-1 trading plans that were entered into prior to the Plan blackout period can occur. Please contact Jeff DeBruin at 1200 Main Street, 16th Floor, Kansas City, Missouri 64105, or (816) 654-1882, with questions.

Violations of the trading restrictions will allow Evergy, or an Evergy security holder acting on behalf of Evergy, to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

Key Dates for Prohibition from Trading in Evergy, Inc. Common Stock:

The blackout period will commence on November 25, 2019 at 3 p.m. Central Time and is expected to end during the week of December 15, 2019. We will notify you when the blackout period ends. While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please contact Jeff DeBruin with any questions you may have regarding this notice and your ability to engage in transactions involving Evergy stock.

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evergyinc.com